Exhibit 21

Subsidiaries of the Registrant

●  Jupiter Global Holdings, Corp., a Nevada Corporation, wholly-owned subsidiary

●  Trucall Solutions, Inc., a Nevada Corporation, a wholly-owned subsidiary

●  Macro Communications, Inc, a Georgia Corporation, a wholly-owned subsidiary